Exhibit (r)

CODE OF ETHICS & INSIDER TRADING POLICY

FOR
OXFORD SQUARE CAPITAL CORP.,
OXFORD SQUARE MANAGEMENT, LLC
AND

OXFORD FUNDS, LLC

Section I	Statement of General Fiduciary Principles

This Code of Ethics and Insider Trading Policy (the “Code”) has been adopted by each of Oxford Square Capital Corp. (the “Corporation”), Oxford Square Management, LLC (“Oxford Square Management”), and Oxford Funds, LLC (“Oxford Funds”), in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. Oxford Square Management is the Corporation’s investment adviser and Oxford Funds is the managing member of Oxford Square Management as well as the Corporation’s administrator. All personnel of Oxford Square Management are employees of Oxford Funds.

The Code is based on the principle that the directors and officers of the Corporation, and the managers, officers and employees of Oxford Square Management and Oxford Funds, who provide services to the Corporation, owe a fiduciary duty to the Corporation to conduct their personal securities transactions in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation. All directors, managers, officers and employees of the Corporation, Oxford Square Management and Oxford Funds (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel who is affiliated with another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other investment adviser.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its shareholders. In sum, all Covered Personnel shall place the interests of the Corporation before their own personal interests.

All Covered Personnel must read and retain this Code of Ethics.

Section II	Definitions

(A) “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a client’s purchase or sale of any Covered Security; (2) has access to nonpublic information regarding the portfolio holdings of any reportable fund; (3) is involved in making Securities recommendations to clients or who has access to such recommendations that are nonpublic, (ii) all of the directors and officers of the Corporation, Oxford Square Management or Oxford Funds or (iii) any natural person in a Control relationship to the Corporation, Oxford Square Management or Oxford Funds, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation. By way of example, Access Persons include portfolio management personnel, research analysts, and those who communicate with investors. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information. As a matter of policy the Corporation, Oxford Square Management and Oxford Funds has determined that all full time employees are Access Persons, provided the Chief Compliance Officer may exempt administrative personnel from the reporting requirements of this Code. All employees should act under the assumption that he or she is an Access Person unless informed otherwise by the Chief Compliance Officer.

(B) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(C) “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation, Oxford Square Management and Oxford Funds. The Chief Compliance Officer is Gerald Cummins.

(D) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(E) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(F) “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G) “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted under the Bank Secrecy Act by the Commission or the Department of the Treasury.

(H) “Independent Director” means a director of the Corporation who is not an “interested person” of the Corporation within the meaning of Section 2(a)(19) of the Act.

(I) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(J) “Investment Grade Debt Security” means debt rated as BBB+ or better (or the equivalent) by one of S&P Global Ratings, Moody’s, or the Finch Group.

(K) “Investment Personnel” of the Corporation, Oxford Square Management or Oxford Funds means: (i) any employee of the Corporation, Oxford Square Management or Oxford Funds (or of any company in a Control relationship to the Corporation, Oxford Square Management or Oxford Funds) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation; and (ii) any natural person who controls the Corporation, Oxford Square Management or Oxford Funds and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

(L) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(M) “Narrow Based Exchanged Traded Fund or Exchange Traded Note” means an exchange traded fund or exchange traded note that contains 20 or less securities.

(N) “Security Held or to be Acquired” by the Corporation means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or Oxford Square Management for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (K)(i).

(O) “17j-1 Organization” means the Corporation, Oxford Square Management or Oxford Funds, as the context requires.

Section III	Objective and General Prohibitions

All Access Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by an Adviser to its Clients and this Code.

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Corporation. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Corporation, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i) employ any device, scheme or artifice to defraud the Corporation;

(ii) make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

(iv) engage in any manipulative practice with respect to the Corporation.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions

An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Corporation has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) Oxford Square Management has within the last 15 calendar days considered purchasing or selling the Covered Security for the Corporation or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for the Corporation.

Section V	Pre-Clearance Requirement

The Corporation, Oxford Square Management and Oxford Funds will maintain a restricted list that attempts to identify publicly traded securities for which (i) the Corporation, Oxford Square Management and Oxford Funds have obtained non-public information, including non-public information on non-publicly traded subsidiaries and (ii) represent potential or actual conflicts of interest with the securities transactions of clients.

Transaction in securities on the restricted list are prohibited. Transactions in any security of an issuer owned by or being considered for purchase by any fund managed by Oxford Square Management, including the Corporation, or by a fund managed by an affiliate of Oxford Square Management are prohibited. As an example, the Corporation owns (or is considering the purchase of) privately issued debt of public company XYZ Corp, then transactions in the common stock of XYZ Corp are prohibited.

An Access Person must obtain approval from the Corporation, Oxford Square Management or Oxford Funds, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any Covered Security, an Initial Public Offering or in a Limited Offering or before directly or indirectly disposing of any Covered Security, except for Covered Securities in the S&P 500 index and the Fortune 500 or options on such securities or exchange traded funds (ETF), exchange traded notes (ETN), unit investment trusts and publicly traded investment grade debt securities. Provided, however, that (i) other types of derivative securities are not exempted (ii) cryptocurrencies issued in the form of securities are not exempted and (iii) Narrow Based ETF or ETN that contain Oxford Square Capital Corp. or Oxford Lane Capital Corp. are not exempted. Pre-clearance approvals should generally be obtained through BasisCode. (Also see Pre-Clearance Request form attached as Appendix A as an alternate.)

Transactions in securities of the Corporation are subject to restrictions as more fully described in the Corporation’s compliance manual (a “Blackout Period”). Transactions in the Corporation’s securities are prohibited during the Blackout Period; however, even outside the Blackout Period transactions in the Corporation’s securities require the additional approval of the Chief Executive Officer, President or Chief Financial Officer.

No Access Person shall recommend any transaction in any Covered Securities by the Corporation without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section VI	Exceptions

Notwithstanding the foregoing, no Access Person or Investment Personnel of the Corporation, Oxford Square Management or Oxford Funds shall be required to submit a Pre-Clearance Request form in connection with (i) the acquisition or disposition of a Covered Security by an account managed by an unaffiliated broker-dealer or registered investment adviser for the benefit of such Access Person (a “Managed Account”) provided that the Access Person provides to the Chief Compliance Officer on the letterhead of the unaffiliated broker-dealer or investment adviser a letter substantially in the form attached as Appendix B or, where the investment adviser or unaffiliated broker-dealer has its own form, as the Chief Compliance Officer approves, (ii) the acquisition of a Covered Security directly from the Corporation in connection with a primary public offering where such acquisition is made on the same basis and in the same manner as all other investors participating in such offering or (iii) transactions under a dividend reinvestment plans. However, your election to participate in the dividend reinvestment plan of the Corporation, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods. The policy also applies to your sale of any securities of the Corporation purchased pursuant to the plan.

Section VII	Reports by Access Persons

(A) Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” is attached as Schedule A. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Schedule B. A Quarterly Securities Transaction Report shall be in the form of Schedule B or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Independent Directors.

Notwithstanding the pre-clearance requirements set forth in Section V or the reporting requirements set forth in this Section VII, an Independent Director who would be required to make a pre-clearance request or report under Section V or Section VII respectively solely by reason of being a director of the Corporation is not required to obtain pre-clearance or file a Personal Securities Holding Report upon becoming a director of the Corporation or an annual Personal Securities Holding Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Corporation, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Corporation or the Corporation or Oxford Square Management considered purchasing or selling such Covered Security.

(D) Managed Accounts.

Managed accounts are subject to the reporting requirements of Section VII, unless an exception to the reporting requirements is granted by the Chief Compliance Officer. The Chief Compliance Officer may generally grant such an exception, if the managed account is included in a letter substantially in the form attached as Appendix B or, where the investment adviser or unaffiliated broker-dealer has its own form, as the Chief Compliance Officer approves. Regardless of an exception, all managed accounts must still be disclosed.

(E) Access Persons of Oxford Square Management and Oxford Funds.

An Access Person of Oxford Square Management or Oxford Funds need not make a Quarterly Transaction Report to the extent that the report would duplicate information contained in trade confirmations or account statements that Oxford Square Management holds in its records, provided Oxford Square Management has received those confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction takes place.

(F) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1) within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2) instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(G) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(H) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VII. Any effort by the Corporation, or by Oxford Square Management or Oxford Funds and its affiliates, to facilitate the reporting process does not change or alter that responsibility.

(I) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(J) Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VIII	Additional Prohibitions

(A) Confidentiality of the Corporation’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the Corporation.

It is improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Corporation’s securities. It is therefore the Corporation’s, Oxford Square Management’s and Oxford Funds’ policy that you may not engage in any of the following transactions:

Short-Term Trading. Short-term trading of the Corporation’s securities by a director, officer or employee may be distracting to such person and may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term business objectives. For these reasons, if you purchase the Corporation’s securities in the open market, you may not sell any of the Corporation’s securities of the same class during the six months following such purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of the Corporation’s securities by the Corporation’s or Oxford Square Management’s officers and directors and certain other persons.

Short Sales. Short sales of the Corporation’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Corporation or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Corporation’s performance. For these reasons, you may not engage in short sales of the Corporation’s securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of the Corporation’s stock and therefore creates the appearance that a Covered Person is trading based on inside information. Transactions of this sort also may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term business objectives. Accordingly, you may not enter into any transactions involving options, puts, calls or other derivative securities of the Corporation’s securities, on an exchange or in any other organized market other than covered call writing. (Option positions arising from certain types of hedging transactions are governed by the section of the Corporation’s Statement of Policy on Insider Trading captioned “Hedging Transactions.”)

(B) Outside Business Activities and Directorships.

Covered Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Corporation. Similarly, no such outside business activities may be inconsistent with the interests of the Corporation. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer. Covered Persons are prohibited from being employed full-time by or accepting compensation from any non-affiliated person as a result of any business activity, unless the Covered Person has obtained pre-clearance of such outside employment from the Chief Executive Officer and the Chief Compliance Officer.

(C) Gratuities.

Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Corporation. See Receipt of Gifts Policy attached hereto as Appendix C.

Section IX	Annual Certification

(A) Access Persons.

Access Persons who are directors, managers, officers or employees of the Corporation, Oxford Square Management and Oxford Funds shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code. A form of such certification is attached as Schedule C.

(B) Board Review.

No less frequently than annually, the Corporation, Oxford Square Management and Oxford Funds must furnish to the Corporation’s board of directors, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation, Oxford Square Management or Oxford Funds, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section X	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, officers or employees of Oxford Square Management or Oxford Funds (or of a company that controls Oxford Square Management or Oxford Funds), the sanctions to be imposed shall be determined by Oxford Square Management or Oxford Funds (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person.

Section XI	Administration and Construction

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of Oxford Square Management or Oxford Funds or of any company that controls Oxford Square Management or Oxford Funds, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this Code;

(4) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(5) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Corporation;

(6) Submission of a report to the board of directors of the Corporation, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B); and

(C) The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Corporation, Oxford Square Management or Oxford Funds and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6) A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This Code of Ethics was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, on July 23, 2020.

STATEMENT OF POLICY

ON INSIDER TRADING

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for each insider trading violation include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. In addition, a company whose director, officer or employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the director, officer or employee’s insider trading violations. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of Oxford Square Capital Corp. (“Oxford Square”) may subject you to additional penalties.

Moreover, your failure to comply with the insider trading policy of Oxford Square, as set forth herein, may subject you to sanctions imposed by Oxford Square, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

This memorandum sets forth Oxford Square’s policy against insider trading. The objective of this policy is to protect both you and Oxford Square from securities law violations, or even the appearance thereof. All directors, officers and employees (including temporary employees) of Oxford Square, and of each of its affiliates and subsidiaries, including its investment adviser Oxford Square Management, LLC (“Oxford Square Management”) and its administrator Oxford Funds, LLC (“Oxford Funds”), must comply with this policy.

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this policy. Please direct any questions you may have to Gerald Cummins who serves as Oxford Square’s Chief Compliance Officer.

Statement of Policy

It is the policy of Oxford Square that no director, officer or employee (including a temporary employee) of Oxford Square, or of any of its affiliates or subsidiaries, including its investment adviser, Oxford Square Management, and its administrator, Oxford Funds, and any other persons designated by the Chief Compliance Officer, or this policy, as being subject to this policy (collectively, the “Covered Persons”):

•	who is aware of material, non-public information relating to Oxford Square, may, directly or indirectly through family members or other persons or entities, (a) buy or sell securities of Oxford Square (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of Oxford Square, including family and friends;

•	who, in the course of working for or on behalf of Oxford Square, learns of material, non-public information about a company with which Oxford Square does, or is proposing to do, business, including a customer or supplier of Oxford Square, may trade in that company’s securities until the information becomes public or is no longer material; or

•	may engage in any transaction involving Oxford Square’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance approval of the transaction by emailing the Chief Compliance Officer, Gerald Cummins, at compliance@oxfordfunds.com

As a Covered Person, you are subject to the foregoing restrictions and to the other terms of this policy.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Oxford Square’s reputation for adhering to the highest standards of conduct.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:

•	financial results or expectations for the quarter or the year;
•	financial forecasts;
•	changes in dividends;

•	possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;
•	changes in customer relationships with significant customers;
•	obtaining or losing important contracts;
•	major financing developments;
•	major personnel changes; and
•	major litigation developments.

What is non-public information? Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of such public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the second business day after public disclosure.

What transactions are prohibited? When you know material, non-public information about Oxford Square, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

•	trading in Oxford Square’s securities (including trading in puts and calls for Oxford Square’s securities);
•	having others trade for you in Oxford Square’s securities; and
•	disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, non-public information, even following your termination of employment or other relationship with Oxford Square.

Although it is most likely that any material, non-public information you might learn would be about Oxford Square or its affiliates or subsidiaries, these prohibitions also apply to trading in the securities of any other company, including any portfolio company or potential merger partner, about which you have material, non-public information.

Transactions by Family Members. As noted above, Oxford Square’s insider trading policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Oxford Square’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Oxford Square’s securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Oxford Square’s securities.

What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934, and this policy permit a Covered Person to trade in Oxford Square’s securities regardless of his or her awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of material, non-public information. This policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. A Covered Person who wishes to enter into a trading plan must email the trading plan to the Chief Compliance Officer, Gerald Cummins, at compliance@oxfordfunds.com, for his approval prior to the adoption of the trading plan, or any amendment of a previously adopted plan. Further, trading plans may not be adopted when the Covered Person is in possession of material, non-public information about Oxford Square. A Covered Person may adopt, amend or replace his or her trading plan only during periods when trading is permitted in accordance with this policy.

Transactions Under Company Plans

Dividend Reinvestment Plan. If you participate in Oxford Square’s dividend reinvestment plan, this policy does not apply to purchases of Oxford Square’s securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on Oxford Square’s securities. However, your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan, would be subject to this policy, including its applicable black-out periods. The policy also applies to your sale of any securities of Oxford Square purchased pursuant to the plan.

Additional Prohibited Transactions

Oxford Square considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in Oxford Square’s securities. It is therefore Oxford Square’s policy that you may not engage in any of the following transactions:

Short-Term Trading. Short-term trading of Oxford Square’s securities by a director, officer or employee may be distracting to such person and may unduly focus such person on Oxford Square’s short-term performance instead of Oxford Square’s long-term business objectives. For these reasons, if you purchase Oxford Square’s securities in the open market, you may not sell any of Oxford Square’s securities of the same class during the six months following such purchase. In addition, Section 16(b) of the Securities Exchange Act of 1934 imposes short-swing profit restrictions on the purchase or sale of Oxford Square’s securities by Oxford Square’s officers and directors and certain other persons.

Short Sales. Short sales of Oxford Square’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Oxford Square or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Oxford Square’s performance. For these reasons, you may not engage in short sales of Oxford Square’s securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities is, in effect, a bet on the short-term movement of Oxford Square’s stock and therefore creates the appearance that a Covered Person is trading based on inside information. Transactions of this sort also may unduly focus such person on Oxford Square’s short-term performance instead of Oxford Square’s long-term business objectives. Accordingly, you may not enter into any transactions involving options, puts, calls or other derivative securities of Oxford Square’s securities, on an exchange or in any other organized market other than covered call writing. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as other shareholders. Therefore, Oxford Square prohibits any Covered Person from engaging in such transactions with respect to Oxford Square’s securities.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Therefore, because a margin sale or foreclosure sale may occur at a time when you are aware of material, non-public information or you are otherwise not permitted to trade in Oxford Square’s securities, you are prohibited from holding Oxford Square’s securities in a margin account or pledging Oxford Square’s securities as collateral for a loan. An exception to this prohibition may be granted where you wish to pledge Oxford Square’s securities as collateral for a loan and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. In this regard, any person who wishes to pledge Oxford Square’s securities as collateral for a loan must email a request for approval to the Chief Compliance Officer, Gerald Cummins, at compliance@oxfordfunds.com, at least two weeks prior to the proposed execution of the documents evidencing the proposed pledge.

Post-Termination Transactions.

The policy continues to apply to your transactions in Oxford Square’s securities even after you have terminated employment. If you are in possession of material, non-public information when your employment terminates, you may not trade in Oxford Square’s securities until that information has become public or is no longer material.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties. Therefore, you should not discuss material, non-public information about Oxford Square with anyone, including other employees, except as required in the performance of your regular duties.

Also, it is important that only specifically designated representatives of Oxford Square discuss Oxford Square with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to Oxford Square’s investor relations contact, Bruce Rubin. Alternatively, such inquiries may be referred to the Chief Compliance Officer or the Chief Operating Officer.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, together with their immediate family members living in their households, may not engage in any transaction involving Oxford Square’s securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Compliance Officer.

A request for pre-clearance should be emailed to the Chief Compliance Officer, Gerald Cummins, at compliance@oxfordfunds.com, at least two business days in advance of the proposed transaction. The Chief Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

As noted above, any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, must first pre-clear the plan with the Chief Compliance Officer by emailing Gerald Cummins at compliance@oxfordfunds.com. As required by Rule 10b5-1, Covered Persons may enter into a trading plan only when they are not in possession of material non-public information. In addition, Covered Persons may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Quarterly Blackout Periods. Oxford Square’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Oxford Square’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material, non-public information, Covered Persons will not be pre-cleared to trade in Oxford Square’s securities during the period beginning one week prior to the end of Oxford Square’s fiscal quarter and ending after the second full business day following Oxford Square’s issuance of its quarterly earnings release or analyst conference call. All Covered Persons are subject to these quarterly blackout periods.

Event-specific Blackout Periods. From time to time, an event may occur that is material to Oxford Square and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in Oxford Square’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Oxford Square’s securities during an event-specific blackout, the Chief Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Oxford Square’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell such stock even during the blackout period. Hardship exceptions may be granted only by the Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade by emailing Gerald Cummins at compliance@oxfordfunds.com. A hardship exception may be granted only if the Chief Compliance Officer concludes that Oxford Square’s earnings information for the applicable quarter does not constitute material, non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Questions about this Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you and for Oxford Square. If you have any questions about the application of this policy to any particular case, please immediately contact the Chief Compliance Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this policy. A copy of the certification that all such persons must sign is attached to this policy.

As updated July 22, 2021

OXFORD SQUARE CAPITAL CORP.

8 SOUND SHORE DRIVE, SUITE 255

GREENWICH, CT 06830

Insider Trading Policy Certification

This certification is to be signed and returned to the Chief Compliance Officer, Gerald Cummins, and will be retained as part of your permanent personnel file.

I hereby certify that I have received a copy of Oxford Square Capital Corp.’s Insider Trading Policy, read it, and understand that the Insider Trading Policy contains the expectations of Oxford Square Capital Corp. and its affiliated entities regarding my conduct. Furthermore, I agree to comply with the Insider Trading Policy.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of the responsibility to comply with Oxford Square Capital Corp.’s Insider Trading Policy.

SCHEDULE A

PERSONAL SECURITIES HOLDINGS REPORT

(1) I have read and understand the Code of Ethics and Insider Trading Policy of each of Oxford Square Capital Corp., Oxford Square Management, LLC, and Oxford Funds, LLC (the “Code”), recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein. Furthermore, if during the past calendar year I was subject to the Code, I certify that I complied in all respects with the requirement of the Code as in effect during that year. Without limiting the generality of the foregoing, I certify that I have identified all new securities accounts established during each calendar quarter.

(2) I also certify that the following securities brokerage and commodity trading accounts are the only brokerage or commodity accounts in which I trade or hold Covered Securities in which I have a direct or indirect Beneficial Ownership interest, as such terms are defined by the Code, including accounts in which I had no direct or indirect influence or control (such as a fully discretionary third-party managed account through a registered investment advisor) and that, where required by the Code, I have requested that the firms at which such accounts are maintained send duplicate account statements to the Chief Compliance Officer.

Account Name	Account number	Broker	Managed by 3rd party (Y/N)

Covered Security positions not held in brokerage accounts such as private placements or common stock positions in self-directed 401K sponsored by an immediate family member’s employer are listed below:

Security positions not included in brokerage statements:

Name of security	Principal/share amount	Approximate date of acquisition	Was the security issued by a publicly traded company (Y/N)

Date of Report:	Print Name:
Date Submitted:	Signature:

SCHEDULE B

QUARTERLY SECURITIES TRANSACTION REPORT

The following lists all transactions in Covered Securities, in which I had any direct or indirect Beneficial Ownership interest, that were effected during the last calendar quarter and required to be reported by Section VII (B) of the Code. (If no such transactions took place write “NONE”.) Please sign and date this report and return it to the Chief Compliance Officer no later than the 30th day of the month following the end of the quarter. Use reverse side if additional space if needed.

PURCHASES AND ACQUISITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

SALES AND OTHER DISPOSITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Unit Price	Total Price	Broker, Dealer, or Bank

NEW ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Name of Account and Account Number	Date Established

Date of Report:	Print Name:
Date Submitted:	Signature:

SCHEDULE C

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics and Insider Trading Policy of each of Oxford Square Capital Corp., Oxford Square Management, LLC and Oxford Funds, LLC. I have read and understand such Code of Ethics and Insider Trading Policy and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics and Insider Trading Policy during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and Insider Trading Policy and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics and Insider Trading Policy.

(signature)

(please print name)

Date:

Appendix A

Oxford Square/Oxford Square Management/Oxford Funds

Pre-Clearance Request

As described more fully described in Section V of the Code of Ethics, this form (or an email which contains the information in this form) must be submitted prior to an Access Person executing any Covered Security transaction on the restricted list. This form must also be submitted prior to ordering the purchase of a security in an initial public or in a private offering. Please see the compliance manual for restriction on trades in the Company’s securities.

Please complete this form and email the information to the Chief Compliance Officer (“CCO”) at: compliance@oxfordfunds.com.

I confirm as more fully described in the Insider Trading Policy that I am not in possession of Material Non-Public Information regarding this Issuer.

Date of Request: ______________________________

Name: ____________________________________________________

Transaction type (Buy/Sell/Sell Short/Cover), name of security and Quantity

________________________________________________________________________________________________

________________________________________________________________________________________________

Reason for transaction: _____________________________________________________________________________

________________________________________________________________________________________________

The CCO will approve or reject this request by return email. Approvals are valid for the day of approval and the following 3 days unless the approval states otherwise (except for limited offerings where approval is valid for 60 days)

For Limited Offerings (private placements) you must attach the PPM, term sheet or a similar informational document.

For transactions in the Corporation’s securities attach the additional required approval of either the Chief Executive Officer, President or Chief Financial Officer.

Appendix B

Letterhead of {Name of Broker-Dealer / Adviser}

Mr. Gerald Cummins

Chief Compliance Officer

Oxford Square Capital Corp

8 Sound Shore Drive -Suite 255

Greenwich, CT 06830

Dear Mr. Cummins:

This letter is being written with respect to the following accounts held at {Name of Broker-Dealer / Adviser} in which {Name of Employee} has a beneficial interest:

Account names and numbers

•	{Name of Broker-Dealer / Adviser} is the adviser on the above listed accounts subject to a written investment advisory agreement or a limited power of attorney (the “Agreement”)

•	The Agreement authorizes the {Name of Broker-Dealer / Adviser} to act with full discretion with respect to the accounts

•	{Name of Broker-Dealer / Adviser} will not accept trade requests from {Name of Employee} and {Name of Employee} will not have any direct or indirect influence or control over the investment decisions made for the accounts

•	{Name of Employee} will have no advanced knowledge on order allocations or trades

•	Because {Name of Employee} may have access to material non-public information, {Name of Broker-Dealer / Adviser} will neither seek information from {Name of Employee} relating to any company or transaction nor will {Name of Broker-Dealer / Adviser} obtain approval or direction for any trade either prior to or following execution

•	{Name of Broker-Dealer / Adviser} agrees to arrange for duplicate account statements to be sent to the Chief Compliance Officer of Oxford Square Capital Corp at the above address

Please feel free to contact me if you have any questions or require further information, at {phone number of contact at Broker-Dealer / Adviser} xxx-xxx-xxxx.

Salutation

Appendix C

Receipt of Gifts Policy

Each of Oxford Funds, LLC (“Oxford Funds”), Oxford Square Capital Corp. (“Oxford Square”), Oxford Square Management, LLC (“OSM”), Oxford Lane Capital Corp. (“OXLC”) and Oxford Lane Management (“OXLM”) has adopted a Codes of Ethics that prohibits all covered employees from receiving gifts of more than a de-minimis value, unless prior approval is obtained in advance from the Chief Compliance Officer (“CCO”) and the President. For purposes of this prohibition, this memo defines “gift”, sets the de-minimis value levels and describes our gift reporting policy.

A “gift” includes any item or service of value received from clients, vendors, potential clients or vendors, or portfolio companies. Gifts include, among other things, tickets to an event, payment for a meal or any other entertainment at which the giver, or a representative from his or her department or business unit, is not present.

The following items are not considered to be “gifts” for purposes of this Policy:

-	Tickets, meals and other entertainment provided by a firm whose representatives are present at the meal or event or travel related thereto;
-	Usual and customary promotional items (e.g., T shirts, caps, calendars or pens marked with the firm’s logo);
-	Sample products received from a portfolio company (the value of such products should be reasonable under the circumstances and may not be excessive);
-	Food items consumed on Oxford Funds’ premises.

The de-minimis values have been set at $250 for any single gift and $350 in aggregate value from a single source during any calendar year. Under no circumstances may any covered employee accept a gift of either travel or lodging regardless of the estimated value.

We also have a gift reporting policy under which all gifts received by a covered employee, including tickets, meals and any other entertainment where the giver is not present, must be reported to the CCO on the attached form within 5 business days of receipt.

Unsolicited business entertainment, including meals or tickets to cultural and sporting events do not need to be reported if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

Finally, no covered employee may provide a gift or entertainment to a representative of any entity that has, or may have, a business relationship with Oxford Funds, Oxford Square, OSM, OXLC or OXLM if the value of such gift or entertainment exceeds what is reasonable and customary under the circumstances of the business relationship. Please contact the CCO with any questions as to whether a proposed gift would be permissible under this standard.

Adopted: July 28, 2016